Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “Amendment”) is made and entered into as of October 10, 2018, by and among SUPERVALU INC., a Delaware corporation (“SUPERVALU”), SUPERVALU Enterprises, Inc., a Delaware corporation and a Wholly Owned Subsidiary of SUPERVALU (“SUPERVALU Enterprises”), United Natural Foods, Inc., a Delaware corporation (“Parent”), and Jedi Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” and, together with SUPERVALU, SUPERVALU Enterprises and Parent, the “Parties,” and each, a “Party”), and amends the Agreement and Plan of Merger, dated as of July 25, 2018 (the “Agreement”), by and among the Parties.  Capitalized terms not otherwise defined in this Amendment shall have the respective meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, the Board of Directors of SUPERVALU INC. and the Board of Directors of Parent have determined that this Amendment, whereby the Agreement will be amended to modify the treatment of certain Company Equity Awards, is advisable and in the best interests of their respective corporations and their respective stockholders; and

WHEREAS, the Parties desire to enter into this Amendment to amend the Agreement pursuant to Section 8.11 of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Amendment, the Parties, each intending to be legally bound, agree as follows:

1.                                      Amendment to Section 2.3.

(a)                                 Section 2.3(b) of the Agreement is hereby amended and restated to read as follows:

“(b)                           At the Effective Time, each share of Company Common Stock subject to vesting, repurchase or other lapse restrictions (a “Company Restricted Share Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company Restricted Share Award immediately prior to the Effective Time and (2) the Merger Consideration, which award shall become payable, at Parent’s election in its sole discretion, in shares of Parent Common Stock (rounded down as applicable to the nearest whole share with any fractional share settled in cash and in any event subject to applicable withholding) and/or cash, in each case subject to the same terms and conditions that were otherwise applicable to the Company Restricted Share Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, including the “change of control” termination protections that apply to  the corresponding Company Restricted Share Award under the related Company Restricted Share Award agreement.  If Parent elects to settle all or any portion of such award in shares of Parent Common Stock, Parent shall issue a number of shares of Parent Common Stock to the holder of such award no later than the applicable settlement date that is sufficient to yield the cash amount for such portion of such award settled in shares of Parent Common Stock that would have been payable had Parent elected to settle such award in cash (for Immediate Settlement Program Participants (as defined in Section 2.3(i)) after taking into account any delays in settlement of the Converted Award and any delays in the holder’s ability to sell or otherwise transfer the shares of Parent Common Stock payable as provided under this Section 2.3), the mechanics of which shall be as provided under Section 2.3(i) of this Agreement.”

(b)                                 Section 2.3(c) of the Agreement is hereby amended and restated to read as follows:

“(c)                            At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock (a “Company RSU Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time and (2) the Merger Consideration, which award shall become payable, at Parent’s election in its sole discretion, in shares of Parent Common Stock (rounded down as applicable to the nearest whole share with any fractional share settled in cash and in any event subject to applicable withholding) and/or cash, in each case subject to the same terms and conditions that were otherwise applicable to the Company RSU Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, including the “change of control” termination protections that apply to the corresponding Company RSU Award under the related Company RSU Award agreement.  If Parent elects to settle all or any portion of such award in shares of Parent Common Stock, Parent shall issue a number of shares of Parent Common Stock to the holder of such award no later than the applicable settlement date that is sufficient to yield the cash amount for such portion of such award settled in shares of Parent Common Stock that would have been payable had Parent elected to settle such award in cash (for Immediate Settlement Program Participants, after taking into account any delays in settlement of the Converted Award and any delays in the holder’s ability to sell or otherwise transfer the shares of Parent Common Stock payable as provided under this Section 2.3), the mechanics of which shall be as provided under Section 2.3(i) of this Agreement.”

(c)                                  Section 2.3(d) of the Agreement is hereby amended and restated to read as follows:

“(d)                           At the Effective Time, each performance share unit award in respect of shares of Company Common Stock (a “Company PSU Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the

Merger and without any action on the part of the holder thereof, be converted into an award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company PSU Award (at the target level of performance or such other level as is specified in the applicable “change of control” provisions set forth in the applicable Company PSU Award Agreement as in effect on the date hereof) immediately prior to the Effective Time and (2) the Merger Consideration, which award shall become payable, at Parent’s election in its sole discretion, in shares of Parent Common Stock (rounded down as applicable to the nearest whole share with any fractional share settled in cash and in any event subject to applicable withholding) and/or cash, in each case subject to the same terms and conditions that were otherwise applicable to the Company PSU Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, including the “change of control” termination protections that apply to the corresponding Company PSU Award under the related Company PSU Award agreement.  If Parent elects to settle all or any portion of such award in shares of Parent Common Stock, Parent shall issue a number of shares of Parent Common Stock to the holder of such award no later than the applicable settlement date that is sufficient to yield the cash amount for such portion of such award settled in shares of Parent Common Stock that would have been payable had Parent elected to settle such award in cash (for Immediate Settlement Program Participants, after taking into account any delays in settlement of the Converted Award and any delays in the holder’s ability to sell or otherwise transfer the shares of Parent Common Stock payable as provided under this Section 2.3), the mechanics of which shall be as provided under Section 2.3(i) of this Agreement.  For the avoidance of doubt, any service-based vesting requirement (including a requirement to remain employed or in service through the completion of the applicable performance period) shall be retained and apply to the holder’s right to receive the payment related to the Company PSU Award.”

(d)                                 Section 2.3(e) of the Agreement is hereby amended and restated to read as follows:

“(e)                            At the Effective Time, each deferred stock unit award in respect of shares of Company Common Stock (a “Company DSU Award”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an award with an aggregate amount payable thereunder equal to the product of (1) the number of shares of Company Common Stock subject to the Company DSU Award immediately prior to the Effective Time and (2) the Merger Consideration, which award shall become payable, at Parent’s election in its sole discretion, in shares of Parent Common Stock (rounded down as applicable to the nearest whole share with any fractional share settled in cash and in any event subject to applicable withholding) and/or cash, in each case subject to the same terms and conditions that were otherwise applicable to the Company DSU Award to which it relates immediately prior to the Effective Time pertaining to lapse of forfeiture conditions, if any.  If Parent elects to settle all or any portion of such award in shares of Parent Common Stock, Parent shall issue a number of shares of Parent Common Stock to the holder of such award no later than the applicable settlement date that is sufficient to yield the cash amount for such portion of such award settled in shares of Parent Common Stock that would have been payable had Parent elected to settle such award in cash (for Immediate Settlement Program Participants, after taking into account any delays in settlement of the Converted Award and any delays in the holder’s ability to sell or otherwise transfer the shares of Parent Common Stock payable as provided under this Section 2.3), the mechanics of which shall be as provided under Section 2.3(i) of this Agreement.”

(e)                                  A new Section 2.3(i) is hereby added to the Agreement, as follows:

“(i)                               (A)  (1) From and after the Effective Time, Parent shall establish and maintain, at its sole cost and expense, a broker-assisted sale program (the “Immediate Settlement Program”) for each of the holders of awards described in Section 2.3(b), (c), (d) or (e) (together the “Converted Awards”) with respect to which Parent elects to settle all or any portion of the applicable award in shares of Parent Common Stock and who elect to participate in such Immediate Settlement Program (such holders, the “Immediate Settlement Program Participants”), which program shall facilitate the market sale on or prior to the payment date (or, if such date is not a trading day, on the next trading day subsequent to the payment date) by the Immediate Settlement Program Participant of the shares of Parent Common Stock received upon settlement of the award; provided that such market sales may take place on multiple trading days in order to comply with applicable volume limitations.  Any holder desiring to participate in such Immediate Settlement Program shall be afforded a one-time opportunity to elect to participate in such Immediate Settlement Program, which Immediate Settlement Program shall, at Parent’s option, be on terms generally intended to constitute a plan that complies with the requirements of Rule 10b5-1(c) promulgated under the Exchange Act, which opportunity shall be given a reasonable period of time prior to the Effective Time, and which opportunity shall be provided in the form of all written documentation reasonably necessary for a holder of a Company Equity Award to evaluate and elect to participate in such Immediate Settlement Program.  Any transaction fees, commissions or similar broker fees that an Immediate Settlement Program Participant may incur in connection with participation in the Immediate Settlement Program shall be paid by Parent.  In addition, Parent shall cause the Surviving Corporation to make available, free of charge through the end of the calendar year following the calendar year in which the last Converted Award is settled, an internal or external resource to provide education to the holders of Converted Awards regarding the Immediate Settlement Program and the tax implications thereof.

(B) Any holder of any Converted Awards who does not elect to participate in the Immediate Settlement Program shall, to the extent Parent does not elect to pay such holder in cash, receive a number of shares of Parent Common Stock equal to the quotient of (1) the amount that would have been payable had Parent elected to settle such Converted Award or portion thereof in cash and (2) the closing sale price per share of Parent Common Stock on the date most recently preceding the date of payment on which there was such a closing price.

(C)  Upon the Effective Time and for so long as any Converted Awards remain outstanding, Parent shall have filed and shall maintain one or more appropriate registration statements (on Form S-8, or any successor or other appropriate forms) with respect to Parent Common Stock underlying the Converted Awards and with respect to a sufficient number of shares of Parent Common Stock to settle in full the Converted Awards pursuant to this Section 2.3.  All required Taxes due in respect of the vesting, settlement and/or payment of the Converted Awards, as applicable, shall be paid by Parent to the applicable Taxing authorities in cash, with such Taxes to be withheld at the maximum withholding rates.  To the extent Parent has elected to pay any Converted Awards in shares of Parent Common Stock under this Section 2.3, Parent shall withhold from such payment the number of shares of Parent Common Stock necessary to satisfy such withholding obligations, determined by using the same price per share of Parent Common Stock used to determine the amount of income being taxed in respect of the shares of Parent Common Stock being used to settle such Converted Awards, in full satisfaction of any obligations the holders thereof may have with respect to such withholding.  All payments (whether to be made in shares of Parent Common Stock or cash) due to a holder of any Converted Award under this Section 2.3 shall be paid no later than five (5) business days after such payment is due.

(D)  Notwithstanding anything set forth in this Section 2.3 to the contrary, (1) for the avoidance of doubt, to the extent that the foregoing provisions of this Section 2.3 (including, without limitation, Section 2.3(i)(A) and (B)) would result in a holder of a Converted Award receiving total cash payments that are (x) less than the amount they otherwise would have received if Parent had satisfied its obligations under Section 2.3 directly and solely in cash, Parent shall, or shall cause the Surviving Corporation to, promptly make a cash payment to such holder equal to such shortfall amount necessary to make such holder whole, or (y) more than the amount they otherwise would have received if Parent had satisfied its obligations under Section 2.3 directly and solely in cash, Parent shall retain any such excess amount; (2) in the event that any Converted Award is being settled and paid due to a voluntary separation from service with Parent, the Surviving Corporation or their respective Affiliates that gives rise to a settlement event, such award shall be settled solely in cash; and (3) in the event that the payment by Parent of any Converted Awards in the form of shares of Parent Common Stock and the implementation thereof through the mechanics set forth in Section 2.3(i)(A) and/or (B) results in an Immediate Settlement Program Participant incurring any Taxes, which such holder would not have incurred if the Converted Awards had been settled solely in cash on the date such awards are otherwise to be settled, Parent shall, or shall cause one of its Subsidiaries to, make such Immediate Settlement Program Participant whole for any such taxes.”

2.                                      Effectiveness; Waiver.  This Amendment shall be effective as of the date first written above following the execution of this Amendment by the Parties.  Any reference in the Agreement to “this Agreement” shall hereafter be deemed to refer to the Agreement as amended by this Amendment, and any reference in the Company Disclosure Schedule and the Parent Disclosure Schedule to “the Agreement” shall refer to the Agreement as amended by this

Amendment.  Except as expressly provided in this Amendment, all references in the Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule to “the date hereof” and “the date of this Agreement” shall refer to July 25, 2018.  The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Parties under the Agreement.

3.                                      Counterparts.  This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

4.                                      Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5.                                      Other Miscellaneous Terms.  The provisions of Sections 8.5, 8.6, 8.9, 8.13 and 8.14, shall apply mutatis mutandis to this Amendment, except that the references to the Delaware Court of Chancery and the State of Delaware contained in Section 8.5 of the Agreement shall instead refer to the applicable state court in the applicable state in which the applicable holder of Converted Awards maintains a permanent residence.  Further, for the avoidance of doubt, pursuant to this Amendment, Section 8.13 of the Agreement provides that each holder of any Converted Award shall be an express third-party beneficiary of and shall be entitled to enforce all rights specified in Section 2.3 of the Merger Agreement (as amended by this Agreement), and shall be entitled to obtain all payments and benefits specified in Section 2.3 of the Agreement (as amended by this Amendment).

6.                                      Full Force and Effect.  Except as specifically amended herein, the Parties hereby acknowledge and agree that all of the terms and provisions set forth in the Agreement remain in full force and effect in all respects.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SUPERVALU INC.

By:	/s/ Mark Gross
	Name:	Mark Gross
	Title:	President and Chief Executive Officer

SUPERVALU ENTERPRISES, INC.

By:	/s/ Stuart McFarland
	Name:	Stuart McFarland
	Title:	SVP, General Counsel and Corporate Secretary

UNITED NATURAL FOODS, INC.

By:	/s/ Jill Sutton
	Name:	Jill Sutton
	Title:	Senior Vice President, General Counsel and Chief Compliance Officer

JEDI MERGER SUB, INC.

By:	/s/ Jill E. Sutton
	Name:	Jill E. Sutton
	Title:	Secretary